Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-05799) of A. O. Smith Corporation of our report dated June 14, 2018 relating to the financial statements and schedule of the A. O. Smith Retirement Security Plan included in this Annual Report (Form 11-K).

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP

Milwaukee, Wisconsin

June 14, 2018